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                                  EXHIBIT 4.19

                        ACKNOWLEDGEMENT AND CONFIRMATION

TO:  James E.H. Darby
     550 Lowry Lane
     North Vancouver, British Columbia
     V7G 1R3

     (the "Lender")

The undersigned refers to:

1. the loan consolidation agreement made effective as of the 1st day of October, 2003 (as amended, renewed or replaced from time to time the "Loan Agreement") entered into between the Lender and the undersigned; and

2. the general security agreement dated August 30, 1999, and two general security agreements each dated March 31, 2000 (collectively the "GSAs") granted by the undersigned in favour of the Lender.

In consideration of the Lender entering into the Loan Agreement with the undersigned, the undersigned hereby acknowledges, agrees and confirms to the Lender that the GSAs are also delivered to the Lender and held by the Lender as collateral security for the "Obligations" of the undersigned to the Lender under the Loan Agreement and any promissory note or other security made by the undersigned in favour of the Lender as evidence of the indebtedness of the undersigned to the Lender under the Loan Agreement.

Dated this 10th day of February, 2004.

CONSOLIDATED ENVIROWASTE INDUSTRIES INC.

Per: "Doug Halward"
      -------------------------------------
      Authorized Signatory